                                                                   EXHIBIT 10.42
                              EMPLOYMENT AGREEMENT
               BETWEEN FLAGSTAR COMPANIES, INC. AND JAMES ADAMSON
     This Employment Agreement ("Agreement") is made and entered into as of January 10, 1995 (the "Effective Date") between Flagstar Companies, Inc., a Delaware corporation (the "Company"), and James B. Adamson (the "Executive"), residing at 10040 South West Sixtieth Court, Miami, Florida 33156.
                                  WITNESSETH:
     WHEREAS, the Company and the Executive desire to enter into this Agreement providing for the Executive's employment as President and Chief Executive Officer of the Company, and, if so elected, for the Executive's service as a Director of the Company on the terms, and subject to the conditions, as hereinafter set forth;
     NOW, THEREFORE, in consideration of the premises and the mutual covenants and obligations hereinafter set forth, the parties agree as follows:
1. EMPLOYMENT
     The Company agrees to employ from the first day following the Executive's termination of his employment with his current employer (the "Commencement Date") until the close of business on the third anniversary of that date, unless his employment is earlier terminated pursuant to section 5. (The Executive's period of employment under this Agreement, whether ending on the third anniversary of the Commencement Date or earlier pursuant to section 5 is hereinafter referred to as the "Employment Term," and each twelve consecutive month period or portion thereof beginning on the Commencement Date and each anniversary thereof during the Employment Term is hereinafter referred to as a "Contract Year.") The Executive shall commence providing services hereunder on a full business time basis within two weeks after the Commencement Date and at such time (the "Start Date") shall commence to serve as President and Chief Executive Officer of the Company. During the Employment Term, the Executive, if elected or appointed thereto, shall also serve as a Director of the Company and as Chairman of the Board of Directors of the Company (the "Board"). The Executive will be elected or appointed as a Director of the Company no later than the first meeting of the Board after the Commencement Date and as Chairman of the Board of the Company within six (6) months after the Commencement Date. During the Employment Term and for so long as the Executive is an active employee of the Company in good standing, the Board shall nominated the Executive for election as a Director of the Company whenever his term as a Director of the Company expires. The Executive will serve the Company subject to the general supervision, advice and direction of the member of the Board other than the Executive (the "Disinterested Directors") and upon the terms and conditions set forth in this Agreement.
2. DUTIES
     (a) During the Employment Term, and while serving as President and Chief Executive Officer of the Company the Executive shall have such authority and duties as are customary in such positions, and shall perform such other services and duties as the Disinterested Directors may from time to time designate consistent with such positions. The Executive agrees that the Start Date shall be no later the February 28, 1995. The Executive agrees to relocate to the environs of the Company's headquarters as soon as practicable, but in no event later than the last to occur of (i) the end of the first Contract Year or (ii) the end of the third calendar month following the completion of any relocation of the Company's headquarters if such relocation begins during the first Contract Year (the "Relocation Term"); provided, however, that the Executive shall not be required to relocate more than once during the Employment Term and the Company's headquarters shall be in Spartanburg, South Carolina during the Employment Term, unless as other wise agreed by the Executive.
     (b) The Executive shall report solely to the board. All senior officers of the Company shall report, directly or indirectly through other senior officers, to the Executive, and the Executive shall be responsible for reviewing the performance of the other senior officers of the Company, and shall from time to time advise the Board of his recommendations for any adjustments to the salaries of and bonus payments to such officers. The Executive shall be responsible for, and, subject to discussion with and ratification by the Board, have the authority to enter into, employment contracts on behalf of the Company with other executives of the Company.

     (c) The Executive shall devote his full business time and best efforts to the business affairs of the Company; however, the Executive may devote reasonable time and attention to:
          (i) serving as a director or member of a committee of any not-for-profit organization or engaging in other charitable or community activities; and
          (ii) serving as a director or member of a committee of the corporations or organizations that the Executive presently serves and such corporations and organizations that the Executive upon approval of the Board may serve in the future;
provided, that the Executive may not accept employment with any other individual or other entity, or engage in any other venture which is indirectly or directly in conflict or competition with the business of the Company.
3. COMPENSATION AND BENEFITS
     (a) BASE COMPENSATION. During the Employment Term the Company shall pay the Executive an annual base salary (the "Base Salary") as compensation for this employment, in equal installments and at least twice in each calendar month. The Base Salary shall be at the annual rate of $950,000 for the first Contract Year; $1,000,000 for the second Contract Year; and $1,050,000 for the third Contract Year.
     (b) BONUS.
          (i) SIGN-ON BONUS. The Company shall pay $500,000 to the Executive in a lump sum on the Effective Date. The Executive shall remit $500,000 to the Company in a lump sum two weeks after the Commencement Date if he does not report to work for the Company as set forth in section 1.
          (ii) ANNUAL BONUS. For each calendar year ending during the Employment Term, the Executive's bonus compensation ("Annual Bonus") shall be at an annual rate equal to a percentage between 0% and 200% of his Base Salary in effect on December 31 of such calendar year, with a target of 75% of Base Salary (the "Targeted Bonus") if the Company and the Executive achieve budgeted financial and other performance targets which shall be established by the Compensation and Stock Option Committee of the board (the "Compensation Committee"), and which percentage shall be greater than or less than 75% if the Company's and the Executive's performance exceeds or falls short of, respectively, such budgeted targets, as shall be determined by the Compensation Committee; provided, however, that the minimum Annual Bonus for calendar year 1995 shall be $500,000. The Executive's Annual Bonus earned with respect to each year shall be paid at the same time as annual incentive bonuses with respect to that year are paid to other senior executives of the Company generally.
     (c) RESTRICTED STOCK. On the Commencement Date, the Company shall issue to the Executive shares of common stock of the Company, $.10 par value per share, with an aggregate market value (determined as of the close of the trading day immediately preceding the Effective Date) equal to $400,000 (the "Restricted Stock"). The Restricted Stock shall be issued subject to the following terms and conditions: (i) 50% of the Restricted Stock shall vest on the Start Date and the remaining 50% of the Restricted Stock shall vest on the first anniversary of the Commencement Date, conditioned upon the Executive's continuing to be employed by the Company on such dates or as otherwise provided by this Agreement; (ii) all shares of Restricted Stock shall be subject to the Adamson Shareholder Agreement (the "Shareholder Agreement") entered into by the Executive and the Company; and
(iii) the Executive shall make an election under Section 83(b) of the Internal Revenue Code of 1986, as amended (the "Code") with respect to his receipt of the Restricted Stock. On the Start Date the Company shall pay to the Executive in a lump sum $267,000 to reimburse the Executive in part for his income tax liabilities with respect to his receipt of the Restricted Stock. The Executive shall remit $267,000 in a lump sum to the Company if the Executive does not report to work for the Company as set forth in section 1.
     (d) STOCK OPTIONS. On the Effective Date, the Company shall grant to the Executive an option for 800,000 shares of common stock of the Company, $.10 par value per share (the "Option"). The Option shall be granted subject to the following terms and conditions: (i) the exercise price with respect to shares under the Option shall be the market price per share at the close of the trading day immediately preceding the Effective Date; (ii) 20% of the Option shall be exercisable January 9, 1996 and an additional 20% shall be exercisable on each anniversary thereof, conditioned upon the Executive's continuing to be employed by the Company on such dates or as otherwise provided by this Agreement; (iii) the Option shall be granted under and subject to the Company's 1989 Non-Qualified Stock Option Plan, as amended (the "Option Plan"); (iv) the Option shall be evidenced by, and subject to, the Option Agreement entered into by the Executive and the Company (the "Option Agreement") having terms described in the Option Plan, except to the extent otherwise specified
                                       2
in this Agreement, and the Option Agreement shall specify that in the event of the termination of the Employment Term other than a termination by the Company for "Cause" (as defined in section 5(c) of this Agreement) and pursuant to section 5(a)(iv) or a "Voluntary Termination" (as defined in section 5(c) of this Agreement) by the Executive pursuant to section 5(a)(v), the vested portion of the Executive's Option shall remain exercisable, but not beyond January 9, 2005, until the later of (A) the first anniversary of such termination of the Employment Term and (B) the date on which the Company is no longer required to provide the benefits described in section 5(b) (other than any continuation coverage which the Executive and/or his Family is entitled to elect under
Section 4980B of the Code); and (v) all shares of common stock acquired by the Executive upon any exercise of the Option shall be subject to the Shareholder Agreement.
     (e) VACATION. During each calendar year of the Employment Term, the Executive shall be entitled to no fewer than four weeks of paid vacation, as determined by the Board, unless, based on his length of service with the Company and his position with the Company, the Executive is entitled to a greater number of weeks paid vacation under the Company's generally applicable vacation policy; provided, however, that the Executive's paid vacation shall be reduced pro rata for any partial calendar year during the Employment Term, ignoring, for purposes of determining a partial year under this subsection (e), the period of time between January 1, 1995 and the Start Date.
     (f) BENEFITS. During the Employment Term, the Executive shall be entitled to participate in all pension, profit sharing and other retirement plans, all incentive compensation plans and all group health, hospitalization and disability insurance plans and other employee welfare benefit plans in which other senior executives of the Company may participate on terms and conditions no less favorable than those which apply to such other senior executives of the Company.
     (g) INSURANCE POLICY. Notwithstanding the provisions of section 3(f), during the Employment Term the Company shall maintain in effect term life insurance coverage for the Executive with death benefits of at least $3,250,000 in the aggregate, subject to the Executive's insurability and with the beneficiary or beneficiaries thereof designated by the Executive. Notwithstanding section 8 of this Agreement, such life insurance policy or policies may be assigned to a trust for the benefit of any beneficiary by the Executive.
     (h) COMPANY JET PRIVILEGES. Until the sooner of the end of the Relocation Term or the Executive's relocation to the environs of the Company headquarters, the Executive shall be permitted to use the Company jet for at least one return trip per week to the Miami area.
4. REIMBURSEMENT OF EXPENSES
     (a) EXPENSES INCURRED IN RELOCATION. The Company will pay or reimburse the Executive for all normal and reasonable expenses (including closing costs on the purchase of the Executive's principal residence) incurred by the Executive in relocating his family and personal effects to the environs of the Company's headquarters and shall pay or reimburse the Executive for reasonable temporary living expenses and rental costs incurred by him maintaining a temporary residence near the Company headquarters until such relocation, but in no event beyond the expiration of the Relocation Term. The Company and the Executive intend that such living arrangements and residence shall be of a first class nature consistent with the Executive's position with the Company. The Company shall also reimburse the Executive for all closing costs incurred by him on the sale of his current residence in Miami and for up to $250,000 in the aggregate for (1) the real estate commissions incurred in selling the Executive's current residence in Miami and (2) the amount by which $950,000 exceeds the sale price of such residence; provided however, that prior to entering into any binding contract for the sale of such residence, the Executive shall be obligated to negotiate in good faith with the Company for the Company's purchase of such residence from the Executive for $950,000.
     With respect to the reimbursements set forth in the immediately preceding paragraph, the Company shall pay, or reimburse the Executive, for the amount of any federal and state income tax liabilities with respect to his receipt of such reimbursements from the Company, after taking into account any deductions or other tax benefits attributable to such reimbursements.
     (b) EXPENSES INCURRED IN SECURING THE EXECUTIVE'S MIAMI RESIDENCE. The Company shall pay, or reimburse the Executive, for the cost of maintaining security on his current residence in the Miami area consistent with the security arrangements provided by the Executive's current employer for so long as the Executive or his family reside there, but in no event beyond the expiration of the Relocation Term.
     (c) EXPENSES INCURRED IN PERFORMANCE OF EMPLOYMENT. In addition to the compensation provided for under section 3 hereof, upon submission of proper vouchers, the Company will pay or reimburse the Executive for all normal and reasonable expenses incurred by the Executive during the Employment Term in connection with the Executive responsibilities
                                       3
to the Company, including the Executive's first class travel expenses and, for no more than four (4) trips chosen by the Executive each Contract Year, first class travel expenses for the Executive's spouse to accompany him on such business travel.
     (d) LEGAL FEES AND EXPENSE IN RELATION HERETO. The Company agrees to reimburse the Executive for the reasonable legal fees and expenses incurred in relation to this Agreement, its subject matter, and the attendant agreements relating to the Executive's Restricted Stock, the Option and the Shareholder Agreement.
     (e) PERSONAL TAX AND FINANCIAL PLANNING EXPENSES. The Company agrees to reimburse the Executive for reasonable legal, accounting and financial advisor fees and expenses incurred by the Executive for personal tax, financial and estate planning services in an amount not to exceed $15,000 for each Contract Year.
5. TERMINATION
     (a) EVENTS OF TERMINATION. Notwithstanding section 1 hereof, the Employment Term shall terminate upon the first to occur of the following events:
          (i) the death of the Executive;
          (ii) the close of business on the 180th day following the date on which the Company gives the Executive written notice of the termination of his employment as a result of his "Permanent Disability" (as defined in subsection (c));
          (iii) the close of business on the date on which the Company gives the Executive written notice of the Company's termination of his employment as a "Termination without Cause" (as defined in subsection (c));
          (iv) the close of business on the date on which the Company gives the Executive written notice of the Company's termination of his employment for "Cause" (as defined in subsection (c)); and
          (v) the close of business on the effective date of a "Voluntary Termination" (as defined in subsection (c)) by the Executive of his employment with the Company.
     (b) TERMINATION BENEFITS. Upon the termination of the Executive's employment with the Company for any reason set forth in subsection (a), the Company shall provide the Executive (or, in the case of his death, his estate or other legal representative), any Annual Bonus earned but not yet paid with respect to the preceding calendar year, benefits due him under the Company's benefits plans and policies for his services rendered to the Company prior to the date of such termination (according to the terms of such plans and policies), and the Company shall pay the Executive not later than 90 days after such termination, in a lump sum, all Base Salary earned through the date of such termination. The Executive shall be entitled to the payments and benefits described below only as each is applicable to such termination of employment.
          (i) In the event of a termination under subsection (a)(i) and in addition to any other death benefits payable under the Company's benefit plans or policies, (A) for so long as the Executive's surviving spouse is receiving any Base Salary payment under clause (B) below, the Executive's family dependents (collectively, "Family") shall be entitled to receive and participate in the disability, health, medical and other welfare benefit plans which the Executive and/or his Family would otherwise have been entitled to hereunder if the Executive had not terminated employment (the "Welfare Benefits") in addition to any continuation coverage which the Executive's Family is entitled to elect under Section 4980B of the Code; and (B) for a period of one year following the date of the Executive's death, the Executive's surviving spouse shall be paid (x) the Base Salary in effect at the date of the Executive's death, payable in monthly installments, and (y) the Annual Bonus that would have been paid under section 3(b) (ii) to the Executive during such period, payable as and when annual incentive bonuses with respect to such period are paid by the Company to other senior executives of the Company generally.
          (ii) In the event of a termination under subsection (a)(ii), for a period of two years after the date of such termination of the Executive's employment, (A) the Executive and/or his Family shall be entitled to receive and participate in the Welfare Benefits in addition to any continuation coverage which the Executive and/or his Family is entitled to elect under Section 4980B of the Code; and (B) the Executive shall be paid
     (x) one-half of the Base Salary in effect at such date of termination, payable in monthly installments, and (y) one-half of the Annual Bonus that would be payable under section 3(b)(ii) for such period, payable as and when annual incentive bonuses with respect to such period are paid by the Company to other senior executives of the Company generally.
                                       4

          (iii) In the event of a "Termination without Cause" under subsection
     (a)(iii), (A) the Executive and/or his Family shall be entitled until the earlier of (x) the second anniversary of the date of such termination of employment or (y) the commencement of coverage of the Executive and/or his Family by another group medical benefits plan providing substantially comparable benefits to the Welfare Benefits and which does not contain any pre-existing condition exclusions or limitations, to receive and participate in the Welfare Benefits in addition to any continuation coverage which the Executive and/or his Family is entitled to elect under
     Section 4980B of the Code: (B) the Company shall pay to the Executive in a lump sum an amount equal to the greater of (x) the product of the number of months remaining in each Contract Year multiplied by one-twelfth of the rate of Base Salary scheduled to be in effect during each such month pursuant to section 3(a) determined without regard to this section 5 or (y) the product of the number of months remaining in each Contract Year multiplied by one-twelfth of the rate of Base Salary scheduled to be in effect during each such month pursuant to section 3(a) plus the difference between 24 and the number of such remaining months multiplied by $87,500;
     (C) the Company shall pay the Executive the Annual Bonus that would have been payable to the Executive pursuant to section 3(b)(ii) for the calendar year of the termination of employment multiplied by a fraction, the numerator of which is the number of full or partial months of the Employment Term occurring during the calendar year of termination, and the denominator of which is 12, payable as and when annual incentive bonuses with respect to such period are paid by the Company to other senior executives of the Company generally; (D) the Option shall continue to become exercisable as set forth in section 3(d) for the first, second and third vesting installments of the Option as if the Executive had not terminated employment hereunder, and (E) the Restricted Stock shall be 100% vested on the effective date of such termination of employment; provided, however, that in the event of any Termination without Cause following a Change in Control of the Company pursuant to subsection (c)(iv)(D), the Restricted Stock and the Option shall be 100% vested and exercisable as of the date of such termination and the Company shall be obligated to pay to the Executive in a lump sum upon the date of such termination an amount equal to his Targeted Bonus for the Contract Year of termination of employment multiplied by the factor two.
          (iv) In the event of a termination for Cause under subsection (a)(iv) and in the event of a Voluntary Termination under subsection (a)(v), the Executive shall not be entitled to any benefits or payments from the Company except as provided in the first sentence of subsection (b) above.
     (c) For purposes of this Agreement:
          (i) "Permanent Disability" shall mean the Executive's inability to perform the material duties contemplated by this Agreement by reason of a physical or mental disability or infirmity which has continued for more than 180 consecutive days. The Executive agrees to submit such medical evidence regarding such disability or infirmity as is reasonable requested by the Company.
          (ii) A "Change in Control of the Company" shall occur on the date on which (A) TW Associates, L.P. and KKR Partners II, L.P. (collectively, "KKR") disposes (whether in one or more transactions) by sale or exchange (other than to or with any other person or entity that is directly or indirectly controlled by, in control of or under common control with KKR, as the term "control" is defined under Rule 405 of the Securities Act of 1933, as amended) of at least seventy-five percent (75%) of the greater of
     (x) the amount of common stock of the Company held by KKR as of the Effective Date, and (y) the amount of common stock of the Company held by KKR as of any subsequent date during the Employment Term, and (B) KKR no longer retains the voting power to elect a majority of the Board.
          (iii) "Clause" shall mean (A) the Executive's habitual neglect of his material duties, (B) an act or acts by the Executive, or any omission by him, constituting a felony, and the Executive has entered a guilty plea or confession to, or has been convicted of, such felony, (C) the Executive's failure to follow any lawful directive of the Board consistent with the Executive's position and duties, (D) an act or acts of fraud or dishonesty by the Executive which results or is intended to result in financial or economic harm to the Company, or (E) breach of a material provision of this Agreement or of the Shareholder's Agreement by the Executive; provided, that the Company shall provide the Executive (x) written notice specifying the nature of the alleged Cause, and, with respect to clauses (A), (C) and
     (E), (y) a reasonable opportunity to appear before the Board to discuss the matter, and (z) a reasonable opportunity to cure any such alleged Cause.
          (iv) "Voluntary Termination" shall mean any voluntary termination by the Executive of his employment with the Company provided that the Executive shall give the Company at least 120 days' prior written notice of the effective date of such termination. For purposes of this Agreement, the Executive shall not be deemed to have incurred a "Voluntary Termination" upon one of the events set forth below: (A) upon 10 days' prior written notice from the
                                       5

     Executive of his voluntary termination of his employment with the Company following a breach by the Company of a material provision of this Agreement which the Company does not correct within 30 days or such longer reasonable amount of time required to correct such breach, not to exceed 90 days, after the Executive notifies the Board in writing of the action or omission which the Executive believes constitutes such a breach; (B) upon the Executive's 30 days' prior written notice to the Board if the Executive has not been elected or appointed Chairman of the Board within six months after the Commencement Date; (C) upon the otherwise scheduled expiration of the Employment Term (or any later date to which the Executive's employment has been extended pursuant to an offer of employment from the Company as contemplated by this section 5(c)(iv)(C)) if the Company does not offer to extend the Executive's employment beyond such date for a period of at least two years on terms that are substantially comparable to the terms of this Agreement without regard to the terms of sections (3)(b)(i), 3(c), 3(d), 4(a), and 4(b); or (D) upon the close of business on the effective date of the Executive's 30 days' prior written notice to the Board of his election to terminate employment with the Company within 90 days following a Change in Control of the Company;
          (v) "Termination without Cause" shall mean a termination by the Company of the Executive's employment without Cause (as defined above), and shall be deemed to include any termination under the circumstances described in subsections (c)(iv)(A) through (D).
     (d) Notwithstanding any other provision of this Agreement, if any payment or benefit from the Company would be subject to the tax (the "Excise Tax") imposed by Section 4999 of the Code, the Executive shall designate which payments or benefits or portion thereof shall be reduced to the extent necessary so that no portion thereof shall be subject to Section 4999 of the Code; but only if, by reason of such reduction, the benefit to the Executive of all amounts payable under section 5 plus all other payments and benefits that the Executive receives or is then entitled to receive from the Company that would constitute a "parachute payment" within the meaning of Section 280G of the Code, net of income and excise taxes with respect thereto (the "Net After Tax Benefit") is greater than the Net After Tax Benefit if the reduction were not made.
     (e) In the event of any termination of the Executive's employment by the Company the Executive shall not be required to seek other employment to mitigate damages, and any income earned by the Executive from other employment or self-employment or self-employment shall not be offset against any obligations of the Company to the Executive under this Agreement.
6. PROTECTED INFORMATION; PROHIBITED SOLICITATION
     (a) The Executive hereby recognizes and acknowledges that during the course of his employment by the Company, the Company will furnish, disclose or make available to the Executive confidential or proprietary information related to the Company's business, including, without limitation, customer lists, ideas, processes, inventions and devices, that such confidential or proprietary information has been developed and will be developed through the Company's expenditure of substantial time and money, and that all such confidential information could be used by the Executive and others to compete with the Company. The Executive hereby agrees that all such confidential or proprietary information shall constitute trade secrets, and further agrees to use such confidential or proprietary information only for the purpose of carrying out his duties with the Company and not otherwise to disclose such information unless otherwise required to do so by subpoena or other legal process. No information otherwise in the public domain shall be considered confidential.
     (b) The Executive hereby agrees, in consideration of his employment hereunder and in view of the confidential position to be held by the Executive hereunder, that during the Employment Term and for the period ending on the date which is two years after the later of (1) the termination of the Employment Term and (2) the date on which the Company is no longer required to provide the payments and benefits described in section 5(b) (other than any continuation coverage which the Executive and/or his Family is entitled to elect under
Section 4980B of the Code), the Executive shall not, without the written consent of the Company, knowingly solicit, entice or persuade any other employees of the Company or any affiliate of the Company to leave the services of the Company or such affiliate for any reason.
     (c) The Executive further agrees that, he shall not (except as to the activities described in section 2(c)) for so long as he is receiving any benefits under section 5 (b) enter into any relationship whatsoever, either directly or indirectly, alone or in partnership, or as an officer, director, employee or stockholder (beneficially owning stock or options to acquire stock totaling more than five percent of the outstanding shares) of any corporation (other than the Company), or otherwise acquire or agree to acquire a significant present or future equity or other proprietorship interest, whether as a stockholder, partner, proprietor or otherwise, with any enterprise, business or division thereof (other than the Company), which is engaged in the restaurant or food services business in those states within the United States in which the Company
                                       6
or any of its subsidiaries is at the time of such termination of employment conducting its business and which has annual sales of at least $50,000,000.
     (d) So long as the Executive is employed by the Company and so long as the restrictions of this section apply, no later than the date that the Executive accepts any engagement to act as an employee, officer, director, trustee, principal, agent or representative of any type of business or service (other than as an employee of the Company), the Executive shall (i) disclose such engagement in writing to the Company and (ii) disclose to the other entity with which he has agreed to act as an employee, officer, director, trustee, agent or representative, or to other principals together with whom he proposes to act as a principal in such business or service, the existence of the covenants set forth in this section and the provisions of section 7.
     (e) The restrictions in this section 6 shall survive the termination of this Agreement and shall be in addition to any restrictions imposed upon the Executive by statute or at common law.
     (f) The parties hereby acknowledge that the restrictions in this section 6 have been specifically negotiated and agreed to by the parties hereto and are limited to only those restrictions necessary to protect the Company from unfair competition. The parties hereby agree that if the scope or enforceability of any provision, paragraph or subparagraph of this section 6 is in any way disputed at any time, and should a court find that such restrictions are overly broad, the court may modify and enforce the covenant to the extent that it believes to be reasonable under the circumstances. Each provision, paragraph, and subparagraph of this section 6 is separable from every other provision, paragraph, and subparagraph and constitutes a separate and distinct covenant.
7. INJUNCTIVE RELIEF
     The Executive hereby expressly acknowledges that any breach or threatened breach by the Executive of any of the terms set forth in section 6 of this Agreement may result in significant and continuing injury to the Company, the monetary value of which would be impossible to establish. Therefore, the Executive agrees that the Company shall be entitled to apply for injunctive relief in a court of appropriate jurisdiction. The provisions of this section shall survive the Employment Term.
8. PARTIES BENEFITED; ASSIGNMENTS
     This Agreement shall be binding upon the Executive, his heirs and his personal representative or representatives, and upon the Company and its successors and assigns. Neither this Agreement nor any rights or obligations hereunder may be assigned by the Executive, other than by will or by the laws of descent and distribution.
9. NOTICES
     Any notice required or permitted by this Agreement shall be in writing, sent by registered or certified mail, return receipt requested, addressed to the Board and the Company at its then principal office, with a copy to TW Associates, L.P., c/o Kohlberg Kravis Roberts & Co., Nine West 57th Street, New York, New York, Attention: Paul Raether, or to the Executive at the address set forth in the preamble, as the case may be, or to such other address or addresses as any party hereto or TW Associates, L.P. may from time to time specify in writing for the purpose in a notice give to the other parties in compliance with this section. Notices shall be deemed given when received.
10. GOVERNING LAW
     This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without regard to conflict of law principles.
11. INDEMNIFICATION AND INSURANCE; LEGAL EXPENSES
     The Company shall indemnify the Executive to the fullest extent permitted by the laws of the State of Delaware, as in effect at the time of the subject act or omission, and shall advance to the Executive reasonable attorney's fees and expenses as such fees and expenses are incurred (subject to an undertaking from the Executive to repay such advances if it shall be finally determined that by a judicial decision which is not subject to appeal that the Executive was not entitled to the reimbursement of such fees and expenses) and he will be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its directors and officers against all costs, charges and expenses incurred or sustained by him in connection with any action, suit or proceeding to which he may be made a party by reason
                                       7
of his being or having been a director, officer or employee of the Company or any of its subsidiaries or his serving or having served any other enterprise as a director, officer or employee at the request of the Company (other than any dispute, claim or controversy arising under or relating to this Agreement).
12. DISPUTES
     Any dispute or controversy arising under, out of, in connection with or in relation to this Agreement shall, at the election and upon written demand of either the Executive or the Company, be finally determined and settled by arbitration in the city of the Company's headquarters in accordance with the rules and procedures of the American Arbitration Association, and judgment upon the award may be entered in any court having jurisdiction thereof.
13. MISCELLANEOUS
     This Agreement contains the entire agreement of the parties relating to the subject matter hereof. This Agreement supersedes any prior written or oral agreements or understandings between the parties relating to the subject matter hereof. No modification or amendment of this Agreement shall be valid unless in writing and signed by or on behalf of the parties hereto. A waiver of the breach of any term or condition of this Agreement shall not be deemed to constitute a waiver of any subsequent breach of the same or any other term or condition. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations. If any provision of this Agreement, or the application thereof to any person or circumstance, shall, for any reason and to any extent, be held invalid or unenforceable, such invalidity and unenforceability shall not affect the remaining provisions hereof and the application of such provisions to other persons or circumstances, all of which shall be enforced to the greatest extent permitted by law. The compensation provided to the Executive pursuant to this Agreement shall be subject to any withholdings and deductions required by any applicable tax laws. Any amounts payable under this Agreement to the Executive after the death of the Executive shall be paid to the Executive's estate or legal representative. The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.
                            [signature page follows]
     IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the date first written above.
                                         FLAGSTAR COMPANIES, INC.
                                         By: /s/ MICHAEL TOKARZ
                                           Title:
                                         /s/ JAMES. B. ADAMSON
                                         JAMES. B. ADAMSON
                                       8